EXHIBIT 99.1

Capital Bank Plans Branch at Mohawk Harbor

ALBANY, N.Y., Feb. 02, 2017 (GLOBE NEWSWIRE) -- (Nasdaq:CHMG) -- Capital Bank, a division of Chemung Canal Trust Company, has announced it is planning to open a new, full-service, branch at Mohawk Harbor, Schenectady’s $480 million waterfront development.

Anders M. Tomson, President of the Capital Bank division of Chemung Canal Trust Company said, “we are very excited to be working with the Galesi Group to establish a bank location at Mohawk Harbor, the Capital Region’s new waterfront destination including the Rivers Casino & Resort.”  Capital Bank’s current footprint includes five full-service offices in the region, including two in Albany, plus locations in Latham, Slingerlands and Clifton Park.  This branch would be Capital Bank’s first de novo office since the bank merged with Chemung Canal Trust Company in 2011.

“Mohawk Harbor is a truly transformational project,” said Tomson.  “The mixture of the casino, hotel & restaurants, waterfront apartments, new retail, office space and the new Courtyard Marriott will serve as a springboard for the community, and are an exciting new phase of the Schenectady renaissance,” he added.  “We’re excited because we believe that Mohawk Harbor will be a wonderful place to have fun, work, live, shop, and of course bank,” Tomson said.

Tomson, who is President and CEO of Chemung Canal Trust Company, indicated that the bank is considering a 2,100 square foot, state-of-the-art branch that would include a drive-up teller.  “While discussions are ongoing, the final agreement would be subject to regulatory approval,” Tomson said.

“We are very encouraged to have Capital Bank join Mohawk Harbor,” said David M. Buicko, President & CEO of the Galesi Group.  “The new bank is part of the waterfront community that we are building that includes office, retail and waterfront living and of course the brand new Rivers Casino & Resort.”

This branch expansion would extend Capital Bank’s continuing investment in the Capital Region.  In January 2015 the bank relocated its Washington Ave. office, opening a new, 11,000 square feet, regional headquarters on State Street - the first completed tenant of Wellington Row, a redevelopment project that is a significant part of downtown Albany’s revitalization efforts.  Additionally, Capital Bank has relocated branches in Latham, Clifton Park and on Wolf Road, and made substantial capital improvements to its Slingerlands office.

Capital Bank, originally formed in 1995, was merged into Chemung Canal Trust Company in 2011.  With assets of $1.7 billion and operating through 33 offices within 11 counties in New York State and one county in Northern Pennsylvania, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.

This press release may be found at: www.capitalbank.com and www.chemungcanal.com

Media Contacts:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com